SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 6, 2006

SAKS INCORPORATED

(Exact name of registrant as specified in its charter)

TENNESSEE	1-13113	62-0331040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Lakeshore Parkway Birmingham, Alabama	35211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (205) 940-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 6, 2006 the Company’s Board of Directors appointed Stephen I. Sadove to serve as the Company’s Chief Executive Officer. Mr. Sadove, 54, has served as the Company’s Vice Chairman since January 2002 and its Chief Operating Officer since March 2004. Mr. Sadove served as Senior Vice President of Bristol-Myers Squibb, a beauty, nutritional, and pharmaceutical company, and President of Bristol-Myers Squibb Worldwide Beauty Care from 1996 to January 2002. Mr. Sadove has been a member of the Company’s Board of Directors since 1998, and he serves on the Board of Directors of Ruby Tuesday, Inc. and the Board of Trustees of Equity Office Properties Trust.

Mr. Sadove and the Company have entered into an Employment Agreement dated January 7, 2002 (the “Employment Agreement”) that remains in effect as long as Mr. Sadove is employed by the Company. The Employment Agreement specifies a minimum annual base salary of $980,000 and annual cash bonus potential of 70% of base salary for achievement of specific financial plans with the potential of 140% of base salary for breakthrough results, as determined in advance by the Human Resources Committee of the Company’s Board of Directors. The Employment Agreement provides for a grant of options to purchase 1,500,000 shares of the Company’s Common Stock at an exercise price equal to the greater of $9.875 or the average closing price of the stock for the first two weeks after his January 7, 2002 start date. These options were granted during 2002 pursuant to the Company’s 1994 Long Term Incentive Plan. With respect to these options, 20% became exercisable on the six-month anniversary of his start date and 20% on each of the first, second, third, and fourth anniversaries of his start date, and any portion of the options not exercised by the seventh anniversary of his start date will expire. The Employment Agreement provides that Mr. Sadove is also entitled to receive 125,000 shares of the Company’s Common Stock on the fourth anniversary of his start date if he remains employed on that date, which award fully vested on January 6, 2006 in accordance with its terms. The Employment Agreement provides that Mr. Sadove is entitled to reimbursement for reasonable tax and financial planning services, and transportation or a transportation allowance. The Employment Agreement provides that Mr. Sadove may terminate his employment relationship for “good reason,” which is defined as a demotion from his position (as specified in the Employment Agreement) as Vice Chairman of the Company, required relocation from the New York, New York area, and a change in control. The Employment Agreement provides that if Mr. Sadove’s employment is terminated by the Company without “cause” or he terminates his employment for “good reason,” he is entitled to (i) a cash payment of three times his base salary then in effect plus three times an imputed bonus of 30% of base salary, (ii) immediate vesting of all options with one year to exercise those options, (iii) immediate vesting of all restricted stock awards, and (iv) continuation in the Company’s medical plans for three years. The Employment Agreement provides that if Mr. Sadove terminates his employment for “good reason” after a change in control or his employment is terminated by the Company in connection with a change in control or potential change in control, he will receive the severance payment described above, will be entitled to continuation in the Company’s health plans for three years at no cost, and will become vested in the Company’s supplemental savings plan at the retirement rate. The Employment Agreement includes Mr. Sadove’s two-year non-competition covenant following termination of his employment.

The Employment Agreement is included as Exhibit 10.64 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2002 and is incorporated into this Item by reference. The description of the Employment Agreement in this Item is qualified in its entirety by reference to the full text of the Employment Agreement.

On January 6, 2006 R. Brad Martin relinquished his position as the Company’s Chief Executive Officer. He will continue as the Chairman of the Board of Directors. In addition, during the 2006 fiscal year Mr. Martin will continue to perform executive responsibilities, including focusing on the operations and strategic

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alternatives process for the Company’s Parisian business, on the Company’s Club Libby Lu business, and on real estate matters. Toni Browning, President and CEO of Parisian, Mary Drolet, President of Club Libby Lu, and Paul Ruby, Senior Vice President of Real Estate, will report to Mr. Martin.

Item 8.01 Other Events.

In a news release made on January 9, 2006 the Company made the following announcements, effective immediately: (1) the Company’s Board of Directors appointed Stephen I. Sadove, Vice Chairman and Chief Operating Officer of the Company, to serve as the Company’s Chief Executive Officer, succeeding R. Brad Martin in that role; (2) Mr. Martin will remain as Chairman of the Board and during 2006 will continue to perform executive responsibilities, including focusing on the operations and strategic alternatives process for Parisian, on Club Libby Lu, and on real estate matters; (3) the Company eliminated the position of Chairman and Chief Executive Officer of the Company’s Saks Fifth Avenue business; and (4) Fred Wilson, who had served as Chairman and Chief Executive Officer of the Saks Fifth Avenue business, had resigned, and Mr. Sadove had assumed Mr. Wilson’s responsibilities.

In its January 9 news release the Company also announced that the Company’s Board of Directors approved a plan to explore strategic alternatives for the Company’s Parisian specialty department store business. Finally, in its January 9 news release the Company confirmed that it anticipated completing the previously announced sale of its Northern Department Store Group to The Bon-Ton Stores, Inc. early in the first fiscal quarter of 2006 and provided an update on various other business matters, including the Company’s share repurchase program.

The Company’s news release announcing these matters is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference into this Item.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit	Description of Document
99.1	News release dated January 9, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAKS INCORPORATED

Date: January 10, 2006	/s/ CHARLES J. HANSEN
Executive Vice President and General Counsel

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